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                                                                    EXHIBIT 99.1



October 8, 1999

Contact:
Ira B. Morgenstern
Holmes Products Corp.
Senior Vice President - Finance
508/634-8050

                     HOLMES PRODUCTS CORP. ANNOUNCES SALE OF
                               SIMER PUMP DIVISION

Milford, Massachusetts - October 8, 1999 - Holmes Products Corp. ("Holmes") announced today that its wholly owned subsidiary, The Rival Company ("Rival"), has sold the assets of its Simer(R) Pump business unit to Sta-Rite Industries, Inc., a subsidiary of WICOR, Inc. of Delavan, Wisconsin, in a strategic divestiture.

         Simer manufactures a line of sump, utility, waterwell and battery operated pumps. Rival acquired Simer in 1992, and Holmes acquired this business unit as part of its acquisition of Rival in February, 1999. The divestiture of the pump business, which accounted for net sales of approximately $19.0 million during the twelve months ended June 30, 1999, is part of Holmes' ongoing strategy for integrating the Rival acquisition.

         Holmes is a leading developer, manufacturer and marketer of quality branded home comfort products, including fans, heaters, humidifiers and air purifiers. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products. Its Rival subsidiary is a leading developer, manufacturer and marketer of small kitchen and personal care appliances such as Crock-Pot(R) slow cookers, can openers and massagers; products for the home environment including space heaters, air purifiers, showerheads, humidifiers and fans; and building supply and industrial products.

         Some of the statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking information is inherently subject to risks and uncertainties, which include, but are not limited to, the degree of Holmes' leverage, the effective integration of Rival into Holmes, the overall economic market and industry conditions, as well as the other risks described from time to time in reports filed by Holmes with the Securities and Exchange Commission, including its most recent filings on Form S-4. Should any such risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results or outcomes may vary materially from those anticipated.

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